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                                                                     EXHIBIT 5.1

[LATHAM & WATKINS LETTERHEAD]

                                January 8, 2003

Rexnord Corporation
4701 Greenfield Avenue
Milwaukee, WI 53214

      Re: REGISTRATION STATEMENT ON FORM S-4 RELATING TO $225,000,000 AGGREGATE PRINCIPAL AMOUNT OF 10 1/8% SENIOR SUBORDINATED NOTES DUE 2012

Ladies and Gentlemen:

          In connection with the registration of $225,000,000 aggregate principal amount of 10 1/8% Senior Subordinated Notes due 2012 (the "Securities") by Rexnord Corporation, a Delaware corporation (the "Company'), and the guarantees of the Securities (the "Guarantees") by each of the entities listed on Schedule A hereto (the "Guarantors"), under the Securities Act of 1933, as amended (the "Act"), on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on January 8, 2003 (File No. 333-_______), (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. The Securities and the Guarantees will be issued pursuant to an indenture dated as of November 25, 2002 (the "Indenture") by and among the Company, each of the Guarantors and Wells Fargo Bank Minnesota, National Association, as Trustee (the "Trustee"). The Securities and the Guarantees will be issued in exchange for the Company's outstanding 10 1/8% Senior Subordinated Notes due 2012 on the terms set forth in the prospectus contained in the Registration Statement and the Letter of Transmittal filed as an exhibit thereto. The Indenture, the Securities and the Guarantees are sometimes referred to herein collectively as the "Operative Documents." Capitalized terms used herein without definition have the meanings assigned to them in the Indenture.

          In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken by the Company and each of the Guarantors incorporated in the state of Delaware or the state of New York (the "Covered Guarantors") in connection with the authorization and issuance of the Securities and the Guarantees, respectively. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

          In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

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          We are opining herein as to the effect on the subject transaction only of the federal laws of the United States, the internal laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of the state of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. Various issues concerning the laws of the states of Louisiana, Nebraska, Nevada and Wisconsin are addressed in the respective opinions of the law firms listed on Schedule B hereto, separately provided to you, and we express no opinion with respect to those matters.

          Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

          (1) The Securities have been duly authorized by all necessary corporate action of the Company, and when executed, authenticated and delivered by or on behalf of the Company against payment therefor in accordance with the terms of the Indenture, will constitute the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

          (2) Each of the Guarantees to be executed and delivered by each of the Covered Guarantors has been duly authorized by all necessary corporate action of the respective Covered Guarantor, and when executed in accordance with the terms of the Indenture and upon due execution, authentication and delivery of the Securities and upon payment therefor, each of the Guarantees will be the legally valid and binding obligation of the respective Guarantor, enforceable against the respective Guarantor in accordance with its terms.

          The opinions rendered in the foregoing paragraphs relating to the enforceability of the Securities and the Guarantees are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) the waiver of rights or defenses contained in Section 6.12 of the Indenture.

          We have not been requested to express, and with your knowledge and consent, do not render, any opinion as to the applicability to the obligations of the Company under the Indenture and the Securities or the Guarantors under the Indenture and the Guarantees of Section 548 of the United States Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor and Creditor Law) relating to fraudulent transfers and obligations.

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          To the extent that the obligations of the Company and the Covered
Guarantors under the Operative Documents may be dependent upon such matters, we assume for purposes of this opinion that: (i) the Trustee and each Guarantor (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) has the requisite organizational and legal power and authority to perform its obligations under each of the Operative Documents to which it is a party; and (c) is duly qualified to engage in the activities contemplated by each such Operative Document; (ii) the Trustee and each Guarantor that is not a covered Guarantor has duly authorized, executed and delivered each such Operative Document; (iii) with respect to the Trustee, each Operative Document to which it is a party constitutes its legally valid and binding agreement, enforceable against it in accordance with its terms; and (iv) the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations.

          We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters" contained in the prospectus contained therein.

                                               Very truly yours,

                                               /s/ Latham & Watkins

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                                   SCHEDULE A

     NAME                                            JURISDICTION
     ----                                            ------------
1.   PT Components Inc.                              Delaware
2.   RAC-I Inc.                                      Delaware
3.   RBS Acquisition Corporation                     Delaware
4.   RBS China Holdings L.L.C.                       Delaware
5.   RBS Global Inc.                                 Delaware
6.   RBS North America Inc.                          Delaware
7.   Rexnord Germany-1 Inc.                          Delaware
8.   Rexnord International Inc.                      Delaware
9.   Rexnord Industries, Inc.                        Delaware
10.  Winfred Berg Licensco Inc.                      Delaware
11.  W.M. Berg Inc.                                  Delaware
12.  Prager Incorporated                             Louisiana
13.  Addax Inc.                                      Nebraska
14.  Clarkson Industries Inc.                        New York
15.  Rexnord Ltd.                                    Nevada
16.  Rexnord Puerto Rico Inc.                        Nevada
17.  Betzdorf Chain Co. Inc.                         Wisconsin

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                                   SCHEDULE B

STATE                REXNORD ENTITY                  FIRM
-------------------- ------------------------------- ---------------------------------------
NEBRASKA             Addax, Inc.                     Fitzgerald, Schorr, Barmettler &
                                                     Brennan, P.C., L.L.C.
                                                     13220 California Street, Suite 400
                                                     Omaha, Nebraska 68154

LOUISIANA            Prager Incorporated             Sher, Garner, Cahill, Richter, Klein,
                                                     McAllister and Hilbert L.L.C.
                                                     909 Poydras Street
                                                     Twenty Eighth Floor
                                                     New Orleans, LA 70112

NEVADA               Rexnord Ltd.                    Hale Lane Peek Dennison and Howard
                     Rexnord Puerto Rico Inc.        100 West Liberty Street, Tenth Floor,
                                                     P.O. Box 3237, Reno, Nevada 89505

WISCONSIN            Betzdorf Chain Company Inc.     Quarles & Brady
                                                     411 East Wisconsin Avenue Suite 2040
                                                     Milwaukee, Wisconsin 53202-4497
                                                     (414) 277-5651